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                                    FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                Under Section 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                       Commission File Number 0-16171

                USAA Income Properties IV Limited Partnership
                ---------------------------------------------
           (Exact name of registrant as specified in its charter)

          8000 Robert F. McDermott Freeway, IH 10 West, Suite 600,
                        San Antonio, Texas 78230-3884
          --------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Units of Limited Partnership Interests
                   --------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
                                    ----
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)       [x]      Rule 12h-3(b)(1)(ii)     [ ]
                 Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)      [ ]
                 Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)     [ ]
                 Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6               [ ]
                 Rule 12h-3(b)(1)(i)       [x]

         Approximate number of holders of record as of the certification or notice date: 0

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
USAA Income Properties IV Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 20, 1998

                                          AMERICAN INDUSTRIAL PROPERTIES REIT,
                                          a Texas real estate investment trust,
                                          as successor by merger to USAA INCOME
                                          PROPERTIES IV LIMITED PARTNERSHIP


                                          /s/ CHARLES W. WOLCOTT
                                          -------------------------------------
                                          Charles W. Wolcott,
                                          President and Chief Executive Officer